Exhibit 99.1

FOR RELEASE:	Monday, June 19, 2017 3:45 a.m. Pacific Time / 6:45 a.m. Eastern Time

Seattle Genetics Discontinues Phase 3 CASCADE Trial of Vadastuximab

Talirine (SGN-CD33A) in Frontline Acute Myeloid Leukemia

BOTHELL, WA – June 19, 2017 – Seattle Genetics, Inc. (Nasdaq: SGEN), a global biotechnology company, today announced that it is discontinuing the phase 3 CASCADE clinical trial of vadastuximab talirine (SGN-CD33A) in frontline older acute myeloid leukemia (AML) patients. Seattle Genetics took this action following consultation with the Independent Data Monitoring Committee (IDMC) and after reviewing unblinded data on June 16, 2017. The data indicated a higher rate of deaths, including fatal infections in the vadastuximab talirine-containing arm versus the control arm of the trial. Based on available data, the safety concerns in this trial do not appear related to hepatotoxicity. Seattle Genetics is suspending patient enrollment and treatment in all of its vadastuximab talirine clinical trials including the ongoing phase 1/2 clinical trial in frontline high risk myelodysplastic syndrome (MDS). Seattle Genetics will closely review the data and consult with the U.S. Food and Drug Administration (FDA) to determine future plans for the vadastuximab talirine development program.

“This is a disappointing and unexpected result for the CASCADE trial. Patient safety is our highest priority, and we will closely review the data and evaluate next steps. AML is a devastating disease with a poor prognosis in most patients, and there is a great need for therapeutics against this disease. We thank the patients, caregivers and investigators for their support of this trial,” said Clay Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “We are enthusiastic about the many opportunities across our broad pipeline, including ADCETRIS® (brentuximab vedotin), enfortumab vedotin (ASG-22ME) and SGN-LIV1A. Notably, we are looking forward to reporting data from our ADCETRIS phase 3 ECHELON-1 trial in frontline Hodgkin lymphoma, and we are on track to advance enfortumab vedotin into a pivotal trial in metastatic urothelial cancer in the second half of 2017 under our collaboration with Astellas.”

The phase 3 CASCADE clinical trial is a randomized, double-blind, placebo-controlled study evaluating vadastuximab talirine in combination with the hypomethylating agents (HMAs) azacitidine or decitabine compared to an HMA alone in older patients with newly diagnosed AML. Vadastuximab talirine is a novel investigational ADC targeted to CD33 utilizing Seattle Genetics’ proprietary ADC technology. CD33 is expressed on most AML and MDS blast cells.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs and is commercially available globally in 67 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing enfortumab vedotin, an ADC for metastatic urothelial cancer, in a planned pivotal trial in collaboration with Astellas. Headquartered in Bothell, Washington and with European and international operations in Zug, Switzerland, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Seattle Genetics’ future actions and plans with respect to its vadastuximab talirine (SGN-CD33A) development program, Seattle Genetics’ expectations with respect to the opportunities related to the remainder of its pipeline, Seattle Genetics’ expectations for future ADCETRIS and enfortumab vedotin clinical trial events and the timing thereof, and other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the possibility that the safety profile of vadastuximab talirine may not support further development of the drug candidate or of adverse regulatory action, and the possibility that Seattle Genetics may determine to discontinue its vadastuximab talirine development program. Seattle Genetics may also be delayed in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, and obtaining data from clinical trials, in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development, unexpected adverse events or regulatory action, and the inherent uncertainty associated with the regulatory approval process. Seattle Genetics may also be unable to expand ADCETRIS’ labeled indications due to the failure of its ongoing phase 3 trials to support new regulatory approvals, adverse FDA or other regulatory actions, or for other reasons, and Seattle Genetics may also be unable to complete the development of, and obtain regulatory approval for, its product candidates. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com